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              [LETTERHEAD OF CAPITAL ENVIRONMENTAL RESOURCE INC.]


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                                  PRESS RELEASE
                              For Immediate Release

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CAPITAL ENVIRONMENTAL ADOPTS SHAREHOLDER RIGHTS PLAN

BURLINGTON, ON (September 2, 1999) - Capital Environmental Resource Inc. (Nasdaq National Market: CERI) announced today that its Board of Directors has authorized the issuance of one right to purchase Common Shares for each outstanding Common Share as part of a Shareholder Rights Plan.

The Plan is designed to ensure that all shareholders of the Company receive fair value for their Common Shares in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's shareholders.

Tony Busseri, Chief Executive Officer of the Company, said, "We believe that this Plan protects shareholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all shareholder interests fairly or do not maximize the value of the Company, including the long-term gains which the shareholders could reasonably expect to receive if the Company remains independent."

Mr. Busseri stressed that "the Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders. The Plan is designed to deal with the problem of unilateral actions by hostile acquirers that are calculated to deprive the Board and shareholders of their ability to determine the destiny of the Company. Acquisition offers that reflect the Company's fair value and that are made to all shareholders would not be affected by the Plan. In addition, certain strategic mergers determined to be in the best interests of the Company and its shareholders would not be affected by the Plan."

Under the terms of the Plan, Common Share purchase rights (the "Rights") will be distributed at the rate of one Right for each Common Share held as of the close of business on September 2, 1999. Shareholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each Common Share. The number of Rights outstanding is subject to adjustment under certain circumstances and all Rights expire on September 30, 2009.

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CAPITAL ENVIRONMENTAL ANNOUNCES CONTINUED


Each Right will entitle the holder to buy 1/100th of a Common Share of the Company at an exercise price of $60.00. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group acquires beneficial ownership of 20% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Shares. Only when one or more of these events occur will shareholders receive certificates for the Rights. The Rights will not be exercisable, however, with respect to the share ownership of certain of the Company's existing shareholders that already own more than 20% of our Common Shares (the "Existing Shareholders") as long as these persons, along with their affiliates and associates, do not acquire beneficial ownership of 30% or more of Common Shares.

Except for any Existing Shareholder, if any person actually acquires 20% or more of Common Shares --other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 20%-or-more shareholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other shareholders will be able to exercise the Rights and buy Common Shares of the Company having twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, shareholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights.

The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person (other than an Existing Shareholder) has acquired a 20% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

Capital Environmental Resource Inc. is a regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in secondary markets in Canada and the northern United States. The Company's web site is HTTP://WWW.CAPITALENVIRONMENTAL.COM

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CAPITAL ENVIRONMENTAL ANNOUNCES CONTINUED


The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements, including the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date of this release that may bear upon forward-looking statements.

ALL CURRENCY REFERENCES ARE IN UNITED STATES DOLLARS

Company Contact
Tony Busseri, Chairman of the Board and Chief Executive Officer
(905) 319-6055






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